Exhibit 2.1

SECOND AMENDMENT TO MERGER AGREEMENT

This SECOND AMENDMENT TO MERGER AGREEMENT (this “Amendment”), dated as of December 6, 2023, is entered into by and among (i) NewGenIvf Limited, a Cayman Islands exempted company (the “Company”), (ii) certain shareholders of the Company (each, a “Principal Shareholder” and collectively the “Principal Shareholders”), (iii) A SPAC I Acquisition Corp., a British Virgin Islands business company (“Parent”), (iv) A SPAC I Mini Acquisition Corp., a British Virgin Islands business company (“Purchaser”) and (v) A SPAC I Mini Sub Acquisition Corp., a Cayman Islands exempted company and wholly-owned subsidiary of Purchaser (the “Merger Sub”).

RECITALS

WHEREAS, the Company, the Principal Shareholders, Parent, Purchaser and the Merger Sub entered into that certain Merger Agreement dated as of February 15, 2023, as amended by the First Amendment to Merger Agreement dated as of June 12, 2023 (together, the “Merger Agreement”);

WHEREAS, Section 14.2 of the Merger Agreement provides that the Merger Agreement may be amended by a writing signed by each of the Purchaser Parties (prior to the Reincorporation Effective Time), the Company and the Principal Shareholders; and

WHEREAS, the parties hereto wish to make certain amendments to the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

2.	Amendments.

2.1	Definitions. Section 1.66 of the Merger Agreement is amended and restated in its entirety to read as follows:

“1.66 ‘Registration Rights Agreement’ means the agreement governing the resale of the Closing Payment Shares and the Additional Closing Shares, in the form attached hereto as Exhibit D.”

2.2	Acquisition Merger. Section 3.3 of the Merger Agreement is amended and restated in its entirety as follows:

“3.3 Board of Directors. (i) Immediately after the Closing, the officers and the board of directors of the Surviving Corporation shall be constituted by the same persons as the officers and board of directors of the Company immediately prior to the Closing; and (ii) Immediately after the Closing, the Reincorporation Surviving Corporation’s board of directors shall consist of five (5) directors, two (2) of whom will be executive directors designated by the Company prior to the Closing, and three (3) of whom will be designated by the Company to serve as independent directors in accordance with Nasdaq requirements.”

2.3	Consideration. Article IV of the Merger Agreement is amended as follows:

(a)	Section 4.1(a) of the Merger Agreement is amended and restated in its entirety as follows:

“(a) Conversion of Ordinary Share. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of the Parent, the Purchaser, the Merger Sub, the Company or the Shareholders of the Company, (i) each Company Share issued and outstanding immediately prior to the Effective Time (other than the Company Shares issued by the Company following the date of this Agreement (i.e., February 15, 2023) (the “Additional Shares”) and the Excluded Shares and Dissenting Shares, each as defined below) shall be canceled and automatically converted into the right to receive, without interest, the applicable portion of the Closing Payment Shares for such number of Company Shares (the “Applicable Per Share Merger Consideration”) as specified on Exhibit B hereto and (ii) each Additional Share issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive the number of Purchaser Class A Ordinary Shares as specified on Exhibit B (the “Additional Closing Shares”). For avoidance of any doubt, each Shareholder of the Company will cease to have any rights with respect to the Company Shares, except the right to receive the applicable Purchaser Ordinary Shares pursuant to this Agreement.”

(b)	Section 4.1(f) of the Merger Agreement is amended and restated in its entirety as follows:

“(f) Surrender of Certificates. All securities issued upon the surrender of Company Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Shares shall also apply to the Closing Payment Shares and the Additional Closing Shares so issued in exchange.”

(c)	Section 4.1(h) of the Merger Agreement is amended and restated in its entirety as follows:

“(h) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Company, the Parent Ordinary Shares or the Purchaser Ordinary Shares shall occur (other than the issuance of additional shares of the Company or Purchaser or Parent as permitted by this Agreement, including, without limitation, the issuance of the Additional Shares), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, the Closing Payment Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent, Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.”

(d)	Section 4.2(a) of the Merger Agreement is amended and restated in its entirety as follows:

“(a) Upon and subject to the terms and conditions of this Agreement, at the Effective Time, the Purchaser shall issue to each Shareholder such number of Purchaser Ordinary Shares opposite such Shareholder’s name on Exhibit B.”

2.4	Share Capital. Section 5.5(a) of the Merger Agreement is amended and restated in its entirety as follows:

“(a) Share Capital. The authorized share capital of the Company is $50,000, divided into 5,000,000 ordinary shares of a nominal or par value $0.01 each (the “Company Shares”), 601,830 of which were issued and outstanding as of the date of this Agreement (i.e., February 15, 2023) and 698,123 of which are issued and outstanding as of the Closing Date. No Company Share is held in its treasury. All of the issued and outstanding Company Shares have been duly authorized and validly issued, duly registered, are fully paid and non-assessable, and are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Shares are owned legally and beneficially by the Persons set forth on Exhibit B. The only Company Shares that will be issued and outstanding immediately after the Closing will be the Company Shares owned by the Purchaser. No other class in the share capital of the Company is authorized or issued or outstanding.”

2.5	Representations and Warranties of Purchaser Parties. Section 6.6 of the Merger Agreement is amended and restated in its entirety as follows:

“6.6 Issuance of Shares. The Purchaser Ordinary Shares to be issued in the Acquisition Merger pursuant to this Agreement, including, without limitation, the Closing Payment Shares and the Additional Closing Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which the Purchaser Parties are bound, applicable Law or the Purchaser Parties’ Organizational Documents.”

2.6	Conditions to Closing. Article X of the Merger Agreement is amended as follows:

(a)	Section 10.1(g) of the Merger Agreement is deleted in its entirety.

(e)	Section 10.3(i) of the Merger Agreement is amended and restated in its entirety as follows:

“(i) Parent shall remain listed on Nasdaq and the additional listing application for the Closing Payment Shares and the Additional Closing Shares shall have been approved for listing by Nasdaq. As of the Closing Date, Parent shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date in any material respects, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied. The additional listing application for the Closing Payment Shares and the Additional Closing Shares shall have been approved for listing by Nasdaq and the Company shall reasonably cooperate with Parent with respect to such listing.”

2.7	Amendment of Exhibit B of the Merger Agreement. The information set forth on Exhibit B of the Merger Agreement is deleted and replaced in its entirety with the information set forth on Annex 1 attached hereto.

2.8	Amendment of Exhibit D of the Merger Agreement. The information set forth on Exhibit D of the Merger Agreement is amended as follows:

(a)	The paragraph beginning with “Registrable Securities” of Section 1, Definitions, is deleted and replaced in its entirety as the follows:

“‘Registrable Securities’ means (a) all shares of Common Stock or any other equity security (including shares of Common Stock issued or issuable upon the exercise of any other equity security) (i) issued or issuable to Investors in connection with the Business Combination (including shares of Common Stock that may be issued after the closing of the Business Combination pursuant to the Merger Agreement, including for the avoidance of doubt the Closing Payment Shares, the Additional Closing Shares and the Earnout Shares) and (ii) held by the Sponsor Group immediately after the closing of the Business Combination (including shares of Common Stock acquired by the Sponsor Group in connection with the Business Combination and underlying the Private Warrants) and (b) Warrants held by the Sponsor Group immediately after the closing of the Business Combination (including shares of Common Stock underlying such Warrants). Registrable Securities include any Warrants, shares of capital stock or other securities of the Company, or any successor, issued or issuable with respect to any securities referred to in (a) and (b) above as a dividend or other distribution with respect to or in exchange for or in replacement of such securities or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction (including shares of Common Stock underlying the Warrants). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) the Registrable Securities are freely saleable under Rule 144 under the Securities Act without volume limitations.”

2.9	Amendment of Schedule 8.8 of the Merger Agreement. The information set forth on Schedule 8.8 of the Merger Agreement is hereby deleted and replaced in its entirety with the information set forth on Annex 2 attached hereto.

3.	No Other Amendments; Effect of Amendment. Except for the amendments expressly set forth in this Amendment, the Merger Agreement shall remain unchanged and in full force and effect. This Amendment shall form a part of the Merger Agreement for all purposes, and the parties thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

4.	Incorporation by Reference. Each of the provisions under Article XII (Dispute Resolution), Section 14.8 (Governing Law) and Section 14.9 (Counterparts; Facsimile Signatures) of the Merger Agreement shall be incorporated into this Amendment by reference as if set out in full herein, mutatis mutandis.

5.	Further Assurance. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions and matters contemplated by this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Parent:

A SPAC I ACQUISITION CORP.

By:	/s/ Claudius Tsang
	Name:	Claudius Tsang
	Title:	CEO

Purchaser:

A SPAC I MINI ACQUISITION CORP.

By:	/s/ Claudius Tsang
	Name:	Claudius Tsang
	Title:	Authorised signatory

Merger Sub:

A SPAC I MINI SUB ACQUISITION CORP.

By:	/s/ Claudius Tsang
	Name:	Claudius Tsang
	Title:	Authorised signatory

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Company:

NewGenIvf Limited

By:	/s/ Alfred Siu
	Name:	Alfred Siu
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Principal Shareholders:

By:	/s/ Siu Wing Fund, Alfred
Siu Wing Fund, Alfred

By:	/s/ Fong Hei Yue, Tina
Fong Hei Yue, Tina